Exhibit 5.9

CARLSMITH BALL LLP

A LIMITED LIABILITY LAW PARTNERSHIP

ASB TOWER, SUITE 2200

1001 BISHOP STREET

HONOLULU, HAWAII 96813

TELEPHONE 808.523.2500 FAX 808.523.0842

WWW.CARLSMITH.COM

DIRECT DIAL NO. (808) 523-2500	OUR REFERENCE NO. 000901-00030

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter (this “Opinion”) as special Hawaii counsel to Burlington Coat Factory of Hawaii, LLC, a Hawaii limited liability company (the “Guarantor”), in connection with the registration by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantee”) by the Guarantor. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantor (among other guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement. This Opinion is being rendered as of the date first written above. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Indenture.

In rendering this Opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such State of Hawaii statutes, public records, corporate records, certificates, and other documents, records, agreements, certificates, and instruments, as we have considered necessary or appropriate for purposes of this Opinion, including, without limitation:

(1) Articles of Organization of the Guarantor filed with the State of Hawaii Department of Commerce and Consumer Affairs (the “DCCA”) on July 6, 2007, as amended by an Articles of Correction filed with the DCCA on August 2, 2007;

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November 22, 2011

(2) Limited Liability Company Agreement of the Guarantor dated June 6, 2007;

(3) Consent in Lieu of a Special Meeting of the Sole Member of Certain Subsidiaries of Burlington Coat Factory Warehouse Corporation, including the Guarantor, dated November 2, 2010, authorizing the transactions contemplated hereunder to the extent applicable to the Guarantor; and

(4) Certificate of Good Standing for the Guarantor issued by the DCCA on November 22, 2011, in connection with the good standing of the Guarantor under the laws of the State of Hawaii.

As to certain factual matters, we have relied upon, to the extent we deemed appropriate, and without independent investigation, the representations and warranties of the Guarantor in the Indenture and that certain Secretary’s Certificate of Guarantor’s sole member, dated as of the date of this Opinion first written above (the “Member’s Certificate”), and our consideration of such matters of law and fact as we have deemed necessary or appropriate, in our professional judgment, to render this Opinion. As to questions of fact material to this Opinion, we have relied, with your consent and without independent investigation or inquiry, solely upon the factual matters set forth in the representations of the Guarantor in the Indenture and the Member’s Certificate and upon our actual knowledge.

For purposes of this Opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this Opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

When (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantee have been duly executed and authenticated in accordance with

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November 22, 2011

the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantee will be a validly issued and binding obligation of the Guarantor.

We are members of the bar of the State of Hawaii. We do not hold ourselves out as practitioners of, nor do we express any opinion as to, or with respect to the applicability of, the laws of any other jurisdiction. With your express consent and approval, this Opinion is given as if the existing internal laws of the State of Hawaii govern the Guarantee, without regard to whether the Guarantee so provides.

This Opinion represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

We hereby consent to the filing of this Opinion as Exhibit 5.9 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This Opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This Opinion speaks only as of the date hereof. We assume no obligation to supplement this Opinion if any applicable law changes after the date of this Opinion, or if we become aware of any change in fact after the date of this Opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation expressed herein.

We have also assumed that the execution and delivery of the Guarantee, and the performance by the Guarantor of its obligations thereunder, does not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Guarantor is bound, except those agreements and instruments that have been identified by the Guarantor as being material to it and that has been filed as exhibits to the Registration Statement.

This Opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

This Opinion is not and should not be construed as a guarantee or a contract of indemnity, but is an expression of our professional opinion.

Very truly yours,

/s/ Carlsmith Ball LLP

CARLSMITH BALL LLP